Exhibit 99.11

CONSENT OF JAN EDVARD THYGESEN TO BE NAMED AS A

DIRECTOR-NOMINEE

I consent to the use of my name as a Director-nominee in the “Information about VimpelCom Ltd. - Directors and Officers” section in the Registration Statement to be filed by VimpelCom Ltd. on Form F-4 and all amendments and post-effective amendments or supplements thereto, including the Prospectus contained therein.

/S/ Jan Edvard Thygesen
Jan Edvard Thygesen

Dated: February 4, 2010